PROSPECTUS Dated March 26, 1998                             Amendment No. 1 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 72 to
Dated March 26, 1998                      Registration Statement No. 333-46935
                                                                April 13, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                             ----------------

               We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the Maturity Date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.

Principal Amount:        $15,000,000

Maturity Date:           April 16, 2001, whether or not such date is a
                         London Banking Day

Interest Accrual Date:   April 16, 1999

Interest Payment Dates:  Each January 16, April 16, July 16 and October 16,
                         commencing July 16, 1999

Initial Interest Rate:   To be determined two London Banking Days prior to the
                         date of issuance

Base Rate:               LIBOR

Index Maturity:          3 Months

Spread (Plus or Minus):  Plus 0.08% per annum

Index Currency:          U.S. Dollars

Interest Payment Period: Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100%

Settlement Date
  (Original Issue Date): April 16, 1999

Initial Interest Reset
  Date:                  July 16, 1999

Interest Reset Dates:    Same as Interest
                         Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
      Dates:             Two London Banking Days prior to each Interest
                         Reset Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENM9

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER